Exhibit 99

FPL Group, Inc.
Corporate Communications Dept.
Media Line: (305) 552-3888
January 23, 2004

FOR IMMEDIATE RELEASE

FPL Group reports 2003 fourth quarter earnings

JUNO BEACH, Fla. - FPL Group, Inc. (NYSE: FPL) today reported 2003 fourth quarter net income on a GAAP basis of $145 million, or $0.81 per share, compared with $129 million or $ 0.73 per share, in the fourth quarter of 2002.

FPL Group's net income for the fourth quarter 2003 included a net unrealized gain of $12 million after-tax associated with the mark-to-market effect of non-managed hedges. The results of last year's fourth quarter included a net unrealized loss of $4 million after-tax associated with the mark-to-market effect of non-managed hedges. Excluding the mark-to-market effect on non-managed hedges FPL Group's earnings would have been $133 million or $0.74 per share for the fourth quarter of 2003, compared with $133 million or $0.75 per share, in the fourth quarter of 2002.

For the full year 2003, FPL Group reported net income on a GAAP basis of $890 million or $5.00 per share, compared with $473 million or $2.73 per share in 2002.

FPL Group's results for the full year 2003 included the following items:

  an after-tax charge of $3 million or $0.02 per share due to a change in accounting principle (FIN 46 - Consolidation of Variable Interest Entities); and

  a net unrealized gain of $22 million after-tax or $0.13 per share associated with the mark-to-market effect of non-managed hedges.

FPL Group's results for the full year 2002 included the following items:

  an after-tax charge of $73 million, or $0.42 per share related to restructuring and other charges at FPL Energy;

  an after-tax charge of $64 million, or $0.37 per share for impairment and restructuring charges at FPL FiberNet in the Corporate and Other category;

  an after-tax charge of $222 million or $1.28 per share due to the cumulative effect of a change in accounting principle (FAS 142 - Goodwill and Other Intangible Assets);

  an after-tax charge of $30 million, or $0.17 per share for a reserve for leveraged leases in the Corporate and Other category;

  an after-tax gain of $30 million or $0.17 per share from a settlement with the IRS; and

  a net unrealized gain of $1 million after-tax associated with the mark-to-market effect of non-managed hedges.

Excluding these items, FPL Group's 2003 earnings would have been $871 million, or $4.89 per share for the full year, compared with $831 million, or $4.80 per share, for the full year 2002. FPL Group's management uses adjusted earnings internally for financial planning, reporting of results to the Board of Directors and for the company's incentive plan. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"In 2003 we continued to profitably grow our business, maintained our financial strength and flexibility and enjoyed some of the strongest credit ratings in our industry," said Lew Hay, chairman and chief executive officer. "Our two primary businesses performed very well throughout the year. Florida Power & Light benefited from a vibrant Florida economy and customer and usage growth, while FPL Energy increased its industry-leading position in wind, integrated Seabrook Station into its portfolio and continued the successful execution of its disciplined hedging strategy."

Florida Power & Light
Fourth quarter net income for Florida Power & Light, FPL Group's principal subsidiary, was $122 million or $0.68 per share, compared to $111 million or $0.63 per share from the prior year quarter. For the full year, net income increased to $733 million or $4.12 per share, compared to $717 million or $4.14 per share in 2002.

Florida Power & Light enjoyed strong customer and moderate underlying usage growth during the fourth quarter; however, results were offset somewhat by lower usage associated with milder weather compared to the prior year quarter. Operation and maintenance (O&M) expense was down for the quarter on a comparative basis due to an incremental accrual to the storm reserve fund made in last year's fourth quarter.

For the full year, Florida Power & Light's O&M expense was up due to rising employee benefit expenses, insurance costs, nuclear maintenance expenses and higher depreciation associated with investments made to support the growth in Florida; however, the utility's O&M expenses per kilowatt-hour remain well below the industry average.

FPL added more than 97,000 customer accounts over the last twelve months, an increase of 2.4 percent. Electricity usage per customer was up 1.7 percent for the year.

"Florida Power & Light accounted for more than 80 percent of FPL Group's 2003 earnings," said Hay. "As we begin 2004 we will continue to focus on operational excellence and investing in our infrastructure to support the continued strong customer growth in Florida."

During the year, the company continued to add generation capacity to meet the needs of its customers. The Sanford power plant repowering and Fort Myers' peaker additions were completed, adding nearly 1,300 megawatts. The company's proposal to expand the Martin and Manatee power plants received approval from the Florida Public Service Commission and the Power Plant Siting Board comprised of the governor and his cabinet. The power plant additions will add 1,900 megawatts and serve an additional 400,000 customers. Construction of these projects is underway and is expected to be completed in 2005.

In August, the company issued a request for proposals to help meet the energy needs of its customers in 2007. After completing the competitive bidding process, the company determined its self-build option as the most cost-effective proposal. It plans to build a 1,100-megawatt gas-fired plant at its existing Turkey Point site, pending Florida Public Service Commission and other agency approvals.

In addition, the Nuclear Regulatory Commission issued operating license extensions for the two units at the St. Lucie Nuclear Power Plant that will add 20 years to the original license period.

FPL Energy

FPL Energy, the wholesale generation subsidiary of FPL Group, reported fourth quarter net income on a GAAP basis of $38 million or $0.21 cents per share including a net unrealized gain of $12 million after-tax associated with the mark-to-market effect of non-managed hedges. This compares to $26 million or $0.15 cents per share in the prior year quarter, which included a net unrealized loss of $4 million after-tax associated with the mark-to-market effect of non-managed hedges.

Excluding the mark-to-market effect of non-managed hedges, earnings would have been $26 million or $0.14 cents per share, compared to $30 million or $0.17 cents per share in 2002.

For the full year 2003, FPL Energy reported net income on a GAAP basis of $194 million or $1.09 per share, compared with a loss of $169 million or negative $0.97 per share in 2002.

FPL Energy's results for the full year 2003 included the following items:

  an after-tax charge of $3 million or $0.02 per share due to a change in accounting principle (FIN 46 - Consolidation of Variable Interest Entities); and

  a net unrealized gain of $22 million after-tax or $0.13 per share associated with the mark-to-market effect of non-managed hedges.

FPL Energy's results in the full year 2002 included the following items:

  an after-tax charge of $73 million, or $0.42 per share related to restructuring and other charges; and
  an after-tax charge of $222 million or $1.28 per share due to the cumulative effect of a change in accounting principle (FAS 142 - Goodwill and Other Intangible Assets).

Excluding these items, FPL Energy's earnings would have been $175 million or $0.98 per share for the full year, compared with $126 million or $0.73 per share for the full year 2002.

Adjusted results for the fourth quarter were positively impacted by project additions, with strong contributions from the wind portfolio, more than offset by the refueling outage at the Seabrook Station and lower contributions from restructuring activity compared to the prior year quarter.

For the full year 2003, FPL Energy's growth was fueled primarily by generation capacity additions - primarily wind projects and the 1,024-megawatt Seabrook Station - and asset optimization activities.

FPL Energy completed its most successful year in the wind business by adding 975 megawatts of new wind energy assets to its portfolio and has more than 2,700 net megawatts in operation. With the 2003 additions, FPL Energy is now the largest owner of wind facilities in the world.

In addition the company completed more than 2,900 megawatts of fossil generation with project additions in New York, Alabama, Texas and California.

The Seabrook Nuclear Power Station was successfully integrated into the portfolio during the year. Seabrook had a record-breaking run of 490 days of continuous operation and completed its shortest ever refueling outage in 25 days.

"Despite a continuation of weak power prices and excess capacity in many markets, FPL Energy continued to successfully grow its business in 2003. Our diverse portfolio, industry leading position in wind generation and moderate risk approach position us well for continued earnings growth in 2004," Hay said.

Corporate and Other

Corporate and Other's contribution to net income was a loss of $15 million or $0.08 cents per share in the quarter. FPL FiberNet, an FPL Group subsidiary that provides fiber-optic networks and related services in Florida, had a net loss of $2 million or $0.01 cents per share for the quarter. For the full year, Corporate and Other negatively impacted net income by $37 million or $0.21 cents per share. FPL FiberNet negatively impacted net income by $2 million or $0.01 per share. The company said it expects FPL FiberNet to be at or near break even in 2004.

Outlook for 2004

The company also reconfirmed its earnings guidance for 2004 of $4.95 to $5.20 per share excluding the cumulative effect of adopting new accounting standards, as well as the mark-to-market effect of non-managed hedges, neither of which can be determined at this time. The company said its forecast for 2004 reflects continued customer growth at Florida Power & Light and normal weather at both the utility and FPL Energy. The company said it expects earnings contributions from Florida Power & Light in the range of $4.20 to $4.35, from FPL Energy of $1.05 to $1.20, and a negative impact from Corporate & Other of $0.30 to $0.35 cents per share. Also included in the earnings expectations is a negative impact totaling about $0.04 cents per share attributable to expensing employee stock options, which the company earlier announced it would begin in 2004.

FPL Group's fourth quarter earnings conference call is scheduled for 9 a.m. ET on Friday, January 23, 2004. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml

Profile

FPL Group, with annual revenues of more than $9 billion, is nationally known as a high-quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 26 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves more than 4 million customer accounts in Florida. FPL Energy, LLC, an FPL Group energy-generating subsidiary, is a leader in producing electricity from clean and renewable fuels. Additional information is available on the Internet at www.FPLGroup.com, www.FPL.com and www.FPLEnergy.com.

CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby filing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

•

FPL Group and FPL are subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), and the Public Utility Holding Company Act of 1935, as amended (Holding Company Act), changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the utility commissions of other states in which FPL Group has operations, and the U.S. Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The FPSC has the authority to disallow recovery of costs that it considers excessive or imprudently incurred.

•	The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.
•

FPL Group and FPL are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

•

FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

•

The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including the ability to dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators. Breakdown or failure of an FPL Energy, LLC (FPL Energy) operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

•

FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, loss of production tax credits for wind projects currently under construction and/or the write-off of their investment in the project or improvement.

•

FPL Group and FPL use derivative instruments, such as swaps, options, futures and forwards to manage their commodity and financial market risks, and to a lesser extent, engage in limited trading activities. FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the value of the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges by the FPSC and if found imprudent, cost recovery disallowance.

•

There are other risks associated with FPL Group's non-rate regulated businesses, particularly FPL Energy. In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, the price and supply of fuel, transmission constraints, competition from new sources of generation, excess generation capacity and demand for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy. FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair its future financial results. In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results. In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

•

FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry. In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

•

FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL Group and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase interest costs.

•

FPL Group's and FPL's results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities. In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred.

•

FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims; as well as the effect of new, or changes in, tax rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

•

FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

•	FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national events as well as company-specific events.
•

FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

The issues and associated risks and uncertainties described above are not the only ones FPL Group and FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair FPL Group's and FPL's businesses in the future.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Three Months Ended December 31, 2003	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,100	$ 317	$ 18	$ 2,435

Operating Expenses
Fuel, purchased power and interchange	1,097	113	4	1,214
Other operations and maintenance	350	101	7	458
Depreciation and amortization	232	59	6	297
Taxes other than income taxes	192	14	1	207

Total operating expenses	1,871	287	18	2,176

Operating Income (Loss)	229	30	-	259

Other Income (Deductions)
Interest charges	(45)	(37)	(30)	(112)
Preferred stock dividends - FPL	(2)	-	-	(2)
Loss on redemption of preferred stock	(9)	-	-	(9)
Equity in earnings of equity method investees	-	3	-	3
Other - net	2	20	4	26

Total other deductions - net	(54)	(14)	(26)	(94)

Income (Loss) From Operations Before Income Tax Expense (Benefit)	175	16	(26)	165

Income Tax Expense (Benefit)	53	(22)	(11)	20

Net Income (Loss)	$ 122	$ 38	$ (15)	$ 145

Reconciliation of Net Income (Loss) to Earnings
Excluding After-tax Effect of Certain Items:

Net Income (Loss)	$ 122	$ 38	$ (15)	$ 145

Adjustments:
Net unrealized mark-to-market (gains) losses associated
with non-managed hedges	-	(12)	-	(12)

Earnings (Loss) excluding after-tax effect of certain items	$ 122	$ 26	$ (15)	$ 133

Earnings (Loss) Per Share (assuming dilution)	$ 0.68	$ 0.21	$ (0.08)	$ 0.81
Earnings (Loss) Per Share excluding certain items	$ 0.68	$ 0.14	$ (0.08)	$ 0.74
Weighted-average shares outstanding (assuming dilution)				179

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

In accordance with recently issued accounting guidance, amounts for all periods presented have been reclassified to present on a net basis power sales and fuel purchases that do not result in physical delivery. In addition, the unrealized mark-to-market gains and losses on derivative contracts that do not qualify for hedge accounting are now reported in operating revenues and fuel, purchased power, and interchange expense along with the realized effects of such transactions.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Three Months Ended December 31, 2002	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 1,775	$ 249	$ 18	$ 2,042

Operating Expenses
Fuel, purchased power and interchange	815	103	2	920
Other operations and maintenance	386	88	13	487
Depreciation and amortization	199	32	3	234
Taxes other than income taxes	159	2	1	162

Total operating expenses	1,559	225	19	1,803

Operating Income (Loss)	216	24	(1)	239

Other Income (Deductions)
Interest charges	(40)	(22)	(16)	(78)
Preferred stock dividends - FPL	(3)	-	(1)	(4)
Equity in earnings of equity method investees	-	24	-	24
Other - net	(5)	(2)	-	(7)

Total other income (deductions) - net	(48)	-	(17)	(65)

Income (Loss) From Operations Before Income Tax Expense (Benefit)	168	24	(18)	174

Income Tax Expense (Benefit)	57	(2)	(10)	45

Net Income (Loss)	$ 111	$ 26	$ (8)	$ 129

Reconciliation of Net Income (Loss) to Earnings
Excluding After-tax Effect of Certain Items:

Net Income (Loss)	$ 111	$ 26	$ (8)	$ 129

Adjustments:
Net unrealized mark-to-market (gains) losses associated
with non-managed hedges	-	4	-	4

Earnings (Loss) excluding after-tax effect of certain items	$ 111	$ 30	$ (8)	$ 133

Earnings (Loss) Per Share (assuming dilution)	$ 0.63	$ 0.15	$ (0.05)	$ 0.73
Earnings (Loss) Per Share excluding certain items	$ 0.63	$ 0.17	$ (0.05)	$ 0.75
Weighted-average shares outstanding (assuming dilution)				177

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

In accordance with recently issued accounting guidance, amounts for all periods presented have been reclassified to present on a net basis power sales and fuel purchases that do not result in physical delivery. In addition, the unrealized mark-to-market gains and losses on derivative contracts that do not qualify for hedge accounting are now reported in operating revenues and fuel, purchased power, and interchange expense along with the realized effects of such transactions.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Year Ended December 31, 2003	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 8,293	$ 1,252	$ 85	$ 9,630

Operating Expenses
Fuel, purchased power and interchange	4,047	480	12	4,539
Other operations and maintenance	1,250	337	39	1,626
Depreciation and amortization	898	187	20	1,105
Taxes other than income taxes	769	55	5	829

Total operating expenses	6,964	1,059	76	8,099

Operating Income (Loss)	1,329	193	9	1,531

Other Income (Deductions)
Interest charges	(173)	(124)	(82)	(379)
Preferred stock dividends - FPL	(13)	-	-	(13)
Loss on redemption of preferred stock	(9)	-	-	(9)
Equity in earnings of equity method investees	-	89	-	89
Other - net	2	35	5	42

Total other deductions - net	(193)	-	(77)	(270)

Income (Loss) From Operations Before Income Tax Expense (Benefit)
and Cumulative Effect of a Change in Accounting Principle	1,136	193	(68)	1,261

Income Tax Expense (Benefit)	403	(4)	(31)	368

Income Before Cumulative Effect of a Change
in Accounting Principle	733	197	(37)	893

Cumulative Effect of Adopting FASB Interpretation No. 46, "Consolidation of
Variable Interest Entities," Net of Income Taxes of $2	-	(3)	-	(3)

Net Income (Loss)	$ 733	$ 194	$ (37)	$ 890

Reconciliation of Net Income (Loss) to Earnings
Excluding After-tax Effect of Certain Items:

Net Income (Loss)	$ 733	$ 194	$ (37)	$ 890

Adjustments:
Cumulative effect of a change in accounting principle (FIN 46)	-	3	-	3
Net unrealized mark-to-market (gains) losses associated
with non-managed hedges	-	(22)	-	(22)

Earnings (Loss) excluding after-tax effect of certain items	$ 733	$ 175	$ (37)	$ 871

Earnings (Loss) Per Share (assuming dilution)	$ 4.12	$ 1.09	$ (0.21)	$ 5.00
Earnings (Loss) Per Share excluding certain items	$ 4.12	$ 0.98	$ (0.21)	$ 4.89
Weighted-average shares outstanding (assuming dilution)				178

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

In accordance with recently issued accounting guidance, amounts for all periods presented have been reclassified to present on a net basis power sales and fuel purchases that do not result in physical delivery. In addition, the unrealized mark-to-market gains and losses on derivative contracts that do not qualify for hedge accounting are now reported in operating revenues and fuel, purchased power, and interchange expense along with the realized effects of such transactions.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Year Ended December 31, 2002	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 7,378	$ 691	$ 104	$ 8,173

Operating Expenses
Fuel, purchased power and interchange	3,306	259	11	3,576
Other operations and maintenance	1,225	215	52	1,492
Restructuring and impairment charges	-	103	104	207
Depreciation and amortization	831	107	14	952
Taxes other than income taxes	690	23	8	721

Total operating expenses	6,052	707	189	6,948

Operating Income (Loss)	1,326	(16)	(85)	1,225

Other Income (Deductions)
Interest charges	(166)	(86)	(59)	(311)
Preferred stock dividends - FPL	(15)	-	-	(15)
Reserve for leveraged leases	-	-	(48)	(48)
Equity in earnings of equity method investees	-	76	-	76
Other - net	(3)	25	(10)	12

Total other income (deductions) - net	(184)	15	(117)	(286)

Income (Loss) From Operations Before Income Tax Expense (Benefit)
and Cumulative Effect of a Change in Accounting Principle	1,142	(1)	(202)	939

Income Tax Expense (Benefit)	425	(54)	(127)	244

Income Before Cumulative Effect of a Change
in Accounting Principle	717	53	(75)	695

Cumulative Effect of Adopting FAS 142, "Goodwill and
Other Intangible Assets," Net of Income Taxes of $143	-	(222)	-	(222)

Net Income (Loss)	$ 717	$ (169)	$ (75)	$ 473

Reconciliation of Net Income (Loss) to Earnings
Excluding After-tax Effect of Certain Items:

Net Income (Loss)	$ 717	$ (169)	$ (75)	$ 473

Adjustments:
Cumulative effect of a change in accounting principle (FAS 142)	-	222	-	222
Charges due to restructuring	-	73	64	137
Reserve for leveraged leases	-	-	30	30
Gain on settlement of IRS litigation	-	-	(30)	(30)
Net unrealized mark-to-market (gains) losses associated
with non-managed hedges	-	-	(1)	(1)

Earnings (Loss) excluding after-tax effect of certain items	$ 717	$ 126	$ (12)	$ 831

Earnings (Loss) Per Share (assuming dilution)	$ 4.14	$ (0.97)	$ (0.44)	$ 2.73
Earnings (Loss) Per Share excluding certain items	$ 4.14	$ 0.73	$ (0.07)	$ 4.80
Weighted-average shares outstanding (assuming dilution)				173

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

In accordance with recently issued accounting guidance, amounts for all periods presented have been reclassified to present on a net basis power sales and fuel purchases that do not result in physical delivery. In addition, the unrealized mark-to-market gains and losses on derivative contracts that do not qualify for hedge accounting are now reported in operating revenues and fuel, purchased power, and interchange expense along with the realized effects of such transactions.

FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)

	Three Months Ended December 31,

	2003	2002

Florida Power & Light Company	$ 0.68	$ 0.63
FPL Energy, LLC	0.21	0.15
Corporate and Other	(0.08)	(0.05)

Earnings Per Share	$ 0.81	$ 0.73

Reconciliation of Earnings Per Share to Earnings Per Share Excluding Effect of Certain Items:

Earnings Per Share	$ 0.81	$ 0.73

Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-managed hedges,
primarily FPL Energy	(0.07)	0.02

Earnings Per Share excluding certain items	$ 0.74	$ 0.75

	Year Ended December 31,

	2003	2002

Florida Power & Light Company	$ 4.12	$ 4.14
FPL Energy, LLC	1.09	(0.97)
Corporate and Other	(0.21)	(0.44)

Earnings Per Share	$ 5.00	$ 2.73

Reconciliation of Earnings Per Share to Earnings Per Share Excluding Effect of Certain Items:

Earnings Per Share	$ 5.00	$ 2.73

Adjustments:
Charges due to restructuring of FPL Energy	-	0.42
Cumulative effect of a change in accounting principle (FAS 142) - FPL Energy	-	1.28
Cumulative effect of a change in accounting principle (FIN 46) - FPL Energy	0.02	-
Charges due to restructuring of FPL FiberNet - Corporate and Other	-	0.37
Reserve for leveraged leases - Corporate and Other	-	0.17
Gain on settlement of IRS litigation - Corporate and Other	-	(0.17)
Net unrealized mark-to-market (gains) losses associated with non-managed hedges,
primarily FPL Energy	(0.13)	-

Earnings Per Share excluding certain items	$ 4.89	$ 4.80

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

FPL Group - 2002 Earnings Per Share	$ (0.33)	$ 1.46	$ 0.85	$ 0.73	$ 2.73

Florida Power & Light - 2002 Earnings Per Share	0.69	1.20	1.61	0.63	4.14
Customer growth	0.06	0.07	0.08	0.07	0.30
Underlying usage growth	0.09	0.05	0.02	0.01	0.17
Usage due to weather	0.10	(0.03)	(0.02)	(0.03)	0.02
Rate reduction	(0.21)	-	-	-	(0.21)
Refund provision	0.07	0.01	-	0.03	0.10
Depreciation expense - credit timing	0.11	(0.02)	(0.05)	(0.04)	-
Depreciation expense - new plant in service	(0.03)	(0.04)	(0.04)	(0.06)	(0.17)
O&M expenses	(0.09)	(0.08)	(0.03)	0.12	(0.08)
Other, including share dilution	(0.03)	(0.04)	(0.02)	(0.05)	(0.15)

Florida Power & Light - 2003 Earnings Per Share	0.76	1.12	1.55	0.68	4.12

FPL Energy - 2002 Earnings Per Share	(1.17)	0.22	(0.19)	0.15	(0.97)
New investments	0.16	0.13	0.15	0.02	0.46
Existing assets	(0.05)	(0.08)	(0.02)	-	(0.14)
Asset optimization and trading	(0.01)	0.03	0.01	0.01	0.04
Restructuring activities	(0.03)	-	-	(0.05)	(0.06)
Other, including interest expense, share dilution and rounding	0.02	0.03	(0.04)	(0.01)	(0.05)
September 2002 restructuring charges	-	-	0.42	-	0.42
Cumulative Effect of Changes in Accounting Principles:
FAS 142, "Goodwill and Other Intangible Assets"	1.31	-	-	-	1.28
FIN 46, "Consolidation of Variable Interest Entities"	-	-	(0.02)	-	(0.02)
Non-managed hedges impact	0.02	(0.05)	0.04	0.09	0.13

FPL Energy - 2003 Earnings Per Share	0.25	0.28	0.35	0.21	1.09

Corporate and Other - 2002 Earnings Per Share	0.15	0.04	(0.57)	(0.05)	(0.44)
FPL FiberNet operations	0.03	(0.09)	0.01	(0.01)	(0.06)
September 2002 FPL FiberNet restructuring charges	-	-	0.36	-	0.37
Reserve for leveraged leases	-	-	0.17	-	0.17
Favorable settlement with the IRS	(0.18)	-	-	-	(0.17)
Other, including share dilution and rounding	(0.02)	(0.01)	(0.01)	(0.02)	(0.08)

Corporate and Other - 2003 Earnings Per Share	(0.02)	(0.06)	(0.04)	(0.08)	(0.21)

FPL Group - 2003 Earnings Per Share	$ 0.99	$ 1.34	$ 1.86	$ 0.81	$ 5.00

The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc. Capitalization (unaudited)

December 31, 2003	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Capitalization (millions)
Debt due within one year	$ 630	$ 93	$ 647	$ 1,370
Long-term debt	3,074	1,683	3,976	8,733

Total debt	3,704	1,776	4,623	10,103
Preferred stock of FPL without sinking fund requirements	5	-	-	5
Common shareholders' equity	6,004	5,188	(4,225)	6,967

Total capitalization	$ 9,713	$ 6,964	$ 398	$ 17,075

Total debt to total capitalization ratio				59%
Total debt to total capitalization ratio (80% equity				54%
credit to equity units)

December 31, 2002	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Capitalization (millions)
Debt due within one year	$ 792	$ 35	$ 1,475	$ 2,302
Long-term debt	2,364	347	3,079	5,790

Total debt	3,156	382	4,554	8,092
Preferred stock of FPL without sinking fund requirements	226	-	-	226
Common shareholders' equity	5,382	5,103	(4,095)	6,390

Total capitalization	$ 8,764	$ 5,485	$ 459	$ 14,708

Total debt to total capitalization ratio				55%
Total debt to total capitalization ratio (80% equity				49%
credit to equity units)

FPL Group, Inc. Commercial Paper, Notes Payable, and Current Portion of Long-term Debt Schedule as of 12/31/03 (unaudited)

Type of Debt	Interest Rate (%)	Maturity Date	Amount (millions)

Florida Power & Light
Commercial Paper	VAR	VAR	$ 630

TOTAL FLORIDA POWER & LIGHT			630

FPL Group Capital
Commercial Paper	VAR	VAR	171
Notes Payable	Various	Various	200
Bank Term Loan	VAR	08/08/04	100
Debentures	6.875	06/01/04	175

FPL Energy
Senior Secured Bonds
Principal Payments	6.876	06/27/04	7
Principal Payments	6.639	06/30/04	19
Principal Payments	7.520	06/30/04	20
Principal Payments	7.520	12/31/04	17

Total Senior Secured Bonds			63

Senior Secured Notes
Principal Payments	7.110	06/30/04	2
Principal Payments	7.110	12/31/04	2

Total Senior Secured Notes			4

Notes Payable
Notes Payable	6.000	05/01/04	6
Notes Payable	VAR	12/31/04	6

Total Notes Payable			12

Other Debt
Principal Payments	VAR	03/31/04	3
Principal Payments	VAR	06/30/04	2
Principal Payments	VAR	07/31/04	4
Principal Payments	VAR	09/30/04	3
Principal Payments	VAR	12/31/04	2

Total Other Debt			14

TOTAL FPL ENERGY			93

TOTAL FPL GROUP CAPITAL			739

TOTAL FPL GROUP, INC.			$ 1,369

May not agree to financial statements due to rounding.

FPL Group, Inc. Long-term Debt, Net of Current Maturities Schedule as of 12/31/03 (unaudited)
Type of Debt	Interest Rate (%)	Maturity Date	Amount (millions)

Florida Power & Light
First Mortgage Bonds
First Mortgage Bonds	6.875	12/01/05	$ 500
First Mortgage Bonds	6.000	06/01/08	200
First Mortgage Bonds	5.875	04/01/09	225
First Mortgage Bonds	4.850	02/01/13	400
First Mortgage Bonds	5.850	02/01/33	200
First Mortgage Bonds	5.950	10/01/33	300
First Mortgage Bonds	5.625	04/01/34	500

Total First Mortgage Bonds			2,325

Revenue Refunding Bonds
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79

Total Revenue Refunding Bonds			94

Pollution Control Bonds
Dade	VAR	04/01/20	9
Martin	VAR	07/15/22	96
Jacksonville	VAR	09/01/24	46
Manatee	VAR	09/01/24	17
Putnam	VAR	09/01/24	4
Jacksonville	VAR	05/01/27	28
St. Lucie	VAR	09/01/28	242
Jacksonville	VAR	05/01/29	52

Total Pollution Control Bonds			494

Industrial Bonds
Dade	VAR	06/01/21	46

Total Industrial Bonds			46

FPL Fuels Senior Secured Notes	2.340	06/11/06	135

Unamortized discount			(20)

TOTAL FLORIDA POWER & LIGHT			3,074

FPL Group Capital
Debentures
Debentures	VAR	03/30/05	400
Debentures	1.875	03/30/05	200
Debentures	3.250	04/11/06	500
Debentures	7.625	09/15/06	600
Debentures (A Equity Units)	4.750	02/16/07	575
Debentures	6.125	05/15/07	500
Debentures (B Equity Units)	5.000	02/16/08	506
Debentures	7.375	06/01/09	225
Debentures	7.375	06/01/09	400

Total Debentures			3,906

Other Debt
Other Debt	VAR	05/31/05	75
Other Debt	7.350	08/01/13	5

Total Other Debt			80

Fair value swaps			(4)
Unamortized discount			(6)

FPL Energy
Senior Secured Bonds
Senior Secured Bonds	6.876	06/27/17	118
Senior Secured Bonds	7.520	06/30/19	309
Senior Secured Bonds	6.639	06/20/23	361

Total Senior Secured Bonds			788

Senior Secured Notes	7.110	06/28/20	111

Construction Term Facility	VAR	06/30/08	315

Other Debt
Other Debt	VAR	12/27/07	346
Other Debt	VAR	12/19/17	122

Total Other Debt			468

TOTAL FPL ENERGY			1,682

TOTAL FPL GROUP CAPITAL			5,658

TOTAL FPL GROUP, INC.			$ 8,732

May not agree to financial statements due to rounding.

Florida Power & Light Company Statistics (unaudited)

	Three Months		Year Ended

Periods ended December 31,	2003	2002	2003	2002

Energy sales (million kWh)
Residential	12,890	12,828	53,485	50,865
Commercial	10,580	10,253	41,425	40,029
Industrial	991	990	4,004	4,057
Public authorities	150	147	581	572
Electric utilities	373	381	1,511	1,233
Increase (decrease) in unbilled sales	(1,460)	(1,568)	(156)	54
Interchange power sales	863	415	2,352	1,795

Total	24,387	23,446	103,202	98,605

Average price (cents/kWh) (1)
Residential	9.09	8.00	8.64	8.03
Commercial	7.74	6.63	7.32	6.67
Industrial	6.34	5.26	5.89	5.26
Total	8.36	7.28	7.95	7.32

Average customer accounts (000's)
Residential	3,684	3,594	3,653	3,566
Commercial	449	438	445	435
Industrial	18	16	17	16
Other	3	3	2	3

Total	4,154	4,051	4,117	4,020

Heating degree-days
Actual	111	91	382	244
Normal	93	93	313	314
Cooling degree-days
Actual	322	335	1,893	1,900
Normal	241	240	1,639	1,637

(1) Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and the provision for refund.